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EXHIBIT 99.       Cautionary Statement Under Private Securities
                  Litigation Reform Act Of 1995 - "Safe Harbor" For Forward-Looking Disclosures

Certain forward-looking statements are included in this Form 10-Q and may be made by company spokespersons based on then-current expectations of management. All forward-looking statements made by the company are subject to risks and uncertainties. One can identify forward-looking statements by their use of words such as "expects," "plans," "will," "estimates," "forecasts," "projects," "believes," "anticipates" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the company's growth strategy, financial results, regulatory issues, status of product approvals, development programs, litigation and investigations.

Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results.

- Competitive factors, including generic competition as patents on key products, such as Prozac, expire; pricing pressures, both in the U.S. and abroad, primarily from managed care groups and government agencies; and new patented products or expanded indications for existing products introduced by competitors, which can lead to declining demand for the company's products.

- Changes in inventory levels maintained by pharmaceutical wholesalers that can cause reported sales for a particular period to differ significantly from underlying prescriber demand.

- Economic factors over which the company has no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions in volatile areas such as Latin America.

- Governmental factors, including federal, state and foreign laws and regulations that affect pharmaceutical pricing, such as Medicaid, Medicare, pharmaceutical importation laws, and other laws and regulations that could, directly or indirectly, impose governmental controls on the prices at which the company's products are sold.

- The difficulties and uncertainties inherent in new product development. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others.

- Delays and uncertainties in the FDA approval process and the approval processes in other countries, resulting in lost market opportunity.

- Regulatory issues concerning compliance with current Good Manufacturing Practices (cGMP) regulations for pharmaceutical products. In particular, as a result of observations noted by the FDA in two recent Lilly plant inspections, one of which resulted in a warning letter from the agency, the company is in the process of implementing comprehensive, company-wide improvements in its manufacturing quality operations to assure compliance with current Good Manufacturing Practices (cGMP) regulations. The company is working closely with the FDA to implement the improvements and does not currently expect a material financial impact from the issues raised by the FDA or the cost of the improvements the company is implementing. However, the timing and nature of the resolution of the cGMP issues will depend on the company's ability to demonstrate to the satisfaction of the FDA the quality and reliability of its manufacturing controls and procedures. A failure to correct cGMP deficiencies to the satisfaction of the FDA could lead to product recalls and seizures, interruption of production, and the withholding of approvals of new drug applications pending resolution of the cGMP issues. Similar issues can arise with other companies that perform third-party manufacturing for Lilly.



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-    Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

- Legal factors including unanticipated litigation of product liability or other liability claims; antitrust litigation; environmental matters; and patent disputes with competitors that could preclude commercialization of products or negatively affect the profitability of existing products.

- Changes in tax laws, including laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates, and settlements of federal, state, and foreign tax audits.

- Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, the American Institute of Certified Public Accountants, and the Emerging Issues Task Force, which are adverse to the company.

- Internal factors such as changes in business strategies and the impact of restructurings and business combinations.

The company undertakes no duty to update forward-looking statements.